Exhibit H(1)

                       MASON STREET FUNDS, INC.

                             April 1, 2002

Robert W. Baird & Co. Incorporated
777 East Wisconsin Avenue
Milwaukee, WI  53202

      Re:  Agreement to Pay Shareholder Servicing Fees to Robert W.
Baird & Co.                 Incorporated

Gentlemen:

      This letter constitutes an agreement by and among Robert W.
Baird & Co. Incorporated ("Baird"), Mason Street Funds, Inc. ("MSF") and Northwestern Mutual Investment Services, LLC ("NMIS") with regard to the following:

Effective April 1, 2002, in consideration for Baird paying commissions to its registered representatives with respect to shares of MSF and performing other shareholder services with respect to MSF, on a quarterly basis NMIS will make payments to Baird equal to the payments received by NMIS from MSF with respect to Baird registered representatives under the Shareholder Services Agreement dated March 31, 2002, between MSF and NMIS. Such payment will be equal to .25% of the average daily net assets of shares of each class of each Fund of MSF outstanding and held by Baird's customers, for as long as NMIS remains the distributor for MSF.

                                 Very truly yours,

                                 MASON STREET FUNDS, INC.


                                 By: /S/Mark G. Doll
                                        -------------------------------------
                                 Name:  Mark G. Doll
                                 Title: Vice President and Treasurer

Agreed to and accepted:

ROBERT W. BAIRD & CO. INCORPORATED


By: /S/Ashley S. Barges
       ------------------------------------
Name:  Ashley S. Barges
      -------------------------------------
Title: Senior Vice President
       ------------------------------------

NORTHWESTERN MUTUAL INVESTMENT SERVICES, LLC


By: /S/Leonard F. Stecklein
       -----------------------------------------
Name:  Leonard F. Stecklein
Title: Senior Vice President, Variable Annuities
181325

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